WACHTELL, LIPTON, ROSEN, & KATZ



                                   February 11, 1994



VIA FACSIMILE
- -------------

Donald Oresman, Esq.
Paramount Communications Inc.
15 Columbus Circle
New York, New York  10023


Dear Donald:

     As stated to you earlier today, QVC has not violated the bidding procedures and has no intention of doing so. We do not believe any further response to your inquiry is necessary.

                                   Very truly yours,

                                   /s/ Martin
                                   Martin Lipton